Exhibit 99.1

Alpha Pro Tech

L T D.

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER

Third Quarter Net Sales of $12.2 Million

FOR IMMEDIATE RELEASE
Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

Nogales, Arizona – November 4, 2015 – Alpha Pro Tech, Ltd. (NYSE MKT: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three and nine months ended September 30, 2015.

Consolidated sales for the third quarter decreased 7.8% to $12.2 million, from $13.2 million for the comparable quarter of 2014. Building Supply segment sales for the three months ended September 30, 2015 decreased by 13.0% to $7.4 million, compared to $8.5 million for the same period of 2014. The sales mix of the Building Supply segment for the three months ended September 30, 2015 was 63% for synthetic roof underlayment, 32% for housewrap and 5% for other woven material. This compared to 65% for synthetic roof underlayment, 31% for housewrap and 4% for other woven material for the third quarter of 2014. Sales for the Disposable Protective Apparel segment for the three months ended September 30, 2015 increased 6.7% to $3.7 million, compared to $3.5 million for the same period of 2014. Infection Control segment sales for the three months ended September 30, 2015 decreased by $160,000, or 13.2%, to $1.05 million, compared to $1.21 million for the same period of 2014.

Al Millar, President and CEO of Alpha Pro Tech, commented, “Our Disposable Protective Apparel segment continued to gain traction in the third quarter as we increased sales to our major international supply chain partner and to national and regional distributors. This increase was partially offset by a decline in our Infection Control segment sales as a result of a difficult year-over-year comparison, due to sales in the third quarter of last year driven by an increased demand for products designed to fight against the spread of Ebola and a decline in our Building Supply segment sales due to a changing product mix, from our premium to lower priced economy products.”

“In the Building Supply segment, we remain optimistic about the continued opportunities that we see for our lower priced TECHNO family of products and believe that we will experience a rebound in sales of our premium REX™ synthetic roof underlayment in the first quarter of 2016,” continued Millar. “From a market perspective, we believe customers are beginning to realize that the cheap quality import products may not offer true cost savings in the long run.”

Consolidated sales for the nine months ended September 30, 2015 decreased 1.4% to $34.9 million, from $35.4 million for the comparable period of 2014. This decrease was attributable to decreased sales in the Building Supply segment of $1.2 million, partially offset by increased sales in the Disposable Protective Apparel segment of $562,000 and increased sales in the Infection Control segment of $104,000.

Building Supply segment sales for the nine months ended September 30, 2015 decreased by $1.2 million, or 5.4%, to $20.3 million, compared to $21.5 million for the same period of 2014. The decrease was primarily due to a decrease in sales of housewrap and synthetic roof underlayment. Although total sales for the Building Supply segment were down, the TECHNO family of synthetic roof underlayment products showed growth, with an increase in sales of 43.1%. Sales of the REX™ Wrap Fortis (breathable housewrap) continue to be slower than anticipated but increased 11.2% for the first nine months of 2015 as compared to the same period of 2014.

Gross profit for the three months ended September 30, 2015 decreased by 1.6% to $4.8 million, compared to $4.9 million for the same period in 2014. The gross profit margin was 39.5% for the three months ended September 30, 2015, compared to 37.0% for the same period of 2014. Gross margin was positively affected by the U.S. Customs and Border Protection issuing a retroactive Generalized System of Preferences (GSP) refund for duty paid on eligible products, which increased gross profit margin by 5.0% for the third quarter of 2015. The GSP is a U.S. trade program designed to promote economic growth in the developing world by providing preferential duty-free entry for products from designated beneficiary countries. The GSP provides a retroactive duty refund to be applied to eligible goods entered after July 31, 2013 through July 28, 2015. Certain Building Supply and Disposable Apparel segment products were eligible for this refund and will remain duty free under this program until at least December 31, 2017. Gross profit for the nine months ended September 30, 2015 decreased 3.5% to $12.5 million, or 35.9% gross profit margin, from $13.0 million, or 36.7% gross profit margin, for the same period of 2014. The GSP duty refund positively affected gross profit margin by 1.7% for the nine months ended September 30, 2015. Management expects gross margin to improve under this GSP duty free program.

Selling, general and administrative (SG&A) expenses increased by 18.1% to $3.9 million for the third quarter of 2015, from $3.3 million for the same quarter of 2014. As a percentage of net sales, SG&A expenses increased to 26.9% for the three months ended September 30, 2015, from 24.9% for the same period of 2014. The increase in SG&A expenses was primarily due to an accrual of $601,000 related to the retirement of the Company’s former CEO in the latter part of the third quarter of 2015, as well as increased legal fees. SG&A expenses increased by $1.0 million, or 10.3%, to $11.0 million for the nine months ended September 30, 2015, from $10.0 million for the nine months ended September 30, 2014. As a percentage of net sales, SG&A expenses increased to 31.4% for the nine months ended September 30, 2015, from 28.1% for the same period of 2014. The increase in SG&A expenses was primarily due to the $601,000 retirement accrual discussed above, increased legal costs and an increase in foreign exchange losses due to a weaker Canadian dollar.

Net income for the three months ended September 30, 2015 decreased to $306,000, compared to $966,000 for the same period in 2014, a decrease of 68.3%. The decrease was partially due to a decrease in income before provision for income taxes of $873,000, partially offset by a decrease in income taxes of $213,000. Net income as a percentage of net sales for the three months ended September 30, 2015 and 2014 was 2.5% and 7.3%, respectively. Basic and diluted earnings per common share for the three months ended September 30, 2015 and 2014 were $0.02 and $0.05, respectively. Net income for the nine months ended September 30, 2015 was $741,000, compared to $2.1 million for the same period in 2014, a decrease of 65.2%. Net income as a percentage of net sales for the nine months ended September 30, 2015 was 2.1%, and net income as a percentage of net sales for the same period of 2014 was 6.0%. Diluted earnings per common share for the nine months ended September 30, 2015 and 2014 were $0.04 and $0.11, respectively.

The consolidated balance sheet remained strong with a current ratio of 15:1 as of September 30, 2015 and December 31, 2014. As of September 30, 2015, cash increased to $6.6 million, from $5.5 million as of December 31, 2014. The Company ended the third quarter of 2015 with working capital of $31.5 million.

Inventory increased by $1.3 million, or 8.0%, to $17.9 million as of September 30, 2015, from $16.5 million as of December 31, 2014. The increase was primarily due to an increase in inventory for the Disposable Protective Apparel segment of $1.3 million, or 29.5%, to $5.9 million, and an increase in inventory for the Building Supply segment of $203,000, or 2.3%, to $8.9 million, partially offset by a decrease in inventory for the Infection Control segment of $229,000, or 6.9%, to $3.1 million. Inventory as of the end of the third quarter of 2015 decreased $1.4 million compared to the prior quarter of 2015, with all three segments down, led by a $1.0 million decrease in the Building Supply segment.

Lloyd Hoffman, Chief Financial Officer, commented, “At the end of the quarter, we had $1.9 million available for additional stock purchases under our stock repurchase program. Year-to-date, we have repurchased 664,100 shares of common stock at a cost of $1.5 million, bringing the program total to 12,208,631 shares of common stock at a cost of $17.7 million since the program’s inception. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes that current cash balances and the borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha Pro Tech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech's website at http://www.alphaprotech.com.

Certain statements made in this press release constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as "expects," "anticipates," "estimates," "believes," "predicts," "intends," "plans," "potentially," "may," "continue," "should," "will" and words of similar meaning. Without limiting the generality of the preceding statement, all statements relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates, product offerings and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow --

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2015	2014 (1)
Assets
Current assets:
Cash	$6,574,000	$5,495,000
Investments	826,000	2,840,000
Accounts receivable, net of allowance for doubtful accounts of $50,000 and $60,000 as of September 30, 2015 and December 31, 2014, respectively	5,125,000	5,333,000
Accounts receivable, related party	84,000	333,000
Inventories	17,861,000	16,544,000
Prepaid expenses and other current assets	2,711,000	4,472,000
Deferred income tax assets	486,000	486,000
Total current assets	33,667,000	35,503,000

Property and equipment, net	2,993,000	3,315,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	56,000	71,000
Equity investments in unconsolidated affiliate	3,058,000	3,008,000
Total assets	$39,829,000	$41,952,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$793,000	$1,099,000
Accrued liabilities	1,422,000	1,195,000
Total current liabilities	2,215,000	2,294,000

Deferred income tax liabilities	1,023,000	1,752,000
Total liabilities	3,238,000	4,046,000

Commitments
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 18,159,456 and 18,348,556 shares outstanding as of September 30, 2015 and December 31, 2014, respectively	182,000	183,000
Additional paid-in capital	17,099,000	17,833,000
Accumulated other comprehensive income	54,000	1,375,000
Retained earnings	19,256,000	18,515,000
Total shareholders' equity	36,591,000	37,906,000
Total liabilities and shareholders' equity	$39,829,000	$41,952,000

(1) The condensed consolidated balance sheet as of December 31, 2014 has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Income Statements (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net sales	$12,176,000	$13,213,000	$34,925,000	$35,421,000

Cost of goods sold, excluding depreciation and amortization	7,370,000	8,327,000	22,379,000	22,416,000
Gross profit	4,806,000	4,886,000	12,546,000	13,005,000

Operating expenses:
Selling, general and administrative	3,882,000	3,288,000	10,979,000	9,958,000
Depreciation and amortization	206,000	198,000	527,000	562,000
Total operating expenses	4,088,000	3,486,000	11,506,000	10,520,000

Income from operations	718,000	1,400,000	1,040,000	2,485,000

Other income (loss):
Equity in income (loss) of unconsolidated affiliate	(165,000)	22,000	50,000	216,000
Gain on sale of marketable securities and investment in common stock warrants	-	-	-	409,000
Interest income, net	-	4,000	15,000	13,000
Total other income (loss)	(165,000)	26,000	65,000	638,000

Income before provision for income taxes	553,000	1,426,000	1,105,000	3,123,000

Provision for income taxes	247,000	460,000	364,000	993,000

Net income	$306,000	$966,000	$741,000	$2,130,000

Basic earnings per common share	$0.02	$0.05	$0.04	$0.12

Diluted earnings per common share	$0.02	$0.05	$0.04	$0.11

Basic weighted average common shares outstanding	18,276,616	18,107,073	18,261,747	18,429,985

Diluted weighted average common shares outstanding	18,299,279	18,387,422	18,359,725	18,689,274

###